Exhibit 10.6

FIRST AMENDMENT TO THE

WILSON BANK AND TRUST

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

IMPLEMENTED MAY 22, 2015

WHEREAS, Wilson Bank and Trust (the "Bank") and John McDearman, (the "Executive") previously entered into the Wilson Bank and Trust Supplemental Executive Retirement Plan Agreement (the "Agreement"), originally effective as of May 22nd, 2015; and

WHEREAS, the Agreement is designed to provide retirement benefits (the "Benefits") to the Executive upon certain enumerated events, payable out of the Bank's general assets; and

WHEREAS, the Bank and the Executive have agreed to amend the Agreement to clarify benefit payments in the event of a Disability.

NOW, THEREFORE, effective October 26, 2020, the Bank and the Executive hereby amend the Agreement as follows:

1.	Paragraph 3.3(a) is hereby added as a sub-paragraph under paragraph 3.3 as follows:

Notwithstanding any other provision of this Agreement, if Disability Benefits are payable under this paragraph 3.3, in no event shall the Executive receive a total annual Disability Benefit from the Bank that is greater than sixty percent (60%) of the Executive's annual base salary and bonus at the time of the Disability, including from any and all other disability benefits, plans or arrangements that the Bank may provide.  The Bank reserves the right to reduce the amount of the Disability Benefit , but not the time or form of payment, in order to limit the amount of the payment as described herein, to the extent permitted and in accordance with 1.409A-3(i)(1)(ii) of the Treasury Regulations.

IN WITNESS WHEREOF, both parties hereto acknowledge that each has carefully read and considered this Amendment and consent to the changes contained herein. Both parties have caused this First Amendment to the Wilson Bank and Trust Supplemental Executive Retirement Plan Agreement to be executed this October 26, 2020, effective October 26, 2020.

WILSON BANK AND TRUST	EXECUTIVE

By:	/s/ John Foster	/s/ John C. McDearman III

Its:	President